Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-203798 and 333-203799) and on Form S-8 (File Nos. 333-195268 and 333-203874) of our reports dated May 11, 2015 with respect to the statements of revenues and certain operating expenses for the year ended December 31, 2014 of Nebraska Battle Creek Farms and Northeast Nebraska Farms, which reports appear in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission by Farmland Partners Inc. on May 11, 2015.

/s/ EKS&H LLLP

Denver, Colorado
May 11, 2015